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                                                                    EXHIBIT 4.13

                          INTERNET PICTURES CORPORATION

                         NONQUALIFIED STOCK OPTION GRANT

         This stock option grant, dated as of February 22, 2000 (the "Date of Grant"), is delivered by Internet Pictures Corporation (the "Company"), to Laban P. Jackson, Jr. (the "Grantee").

                                    RECITALS

         The Board of Directors of the Company (the "Board") or a committee appointed by the Board (the "Committee") has decided to make a stock option grant as an inducement for the Grantee to promote the best interest of the Company and its stockholders and for the Grantee's participation as a member of the Board.

         NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee a nonqualified stock option (the "Option") to purchase 300,000 shares of common stock of the Company ("Shares") at an option price of $30.438 per Share. The Option shall become vested and exercisable according to Paragraph 2 below.

2. Vesting of Option. The Option shall become vested and exercisable as of the following vesting dates, so long as the Grantee continues to serve as a member of the Board, as of the applicable vesting date:

            Vesting Date                         Vested Shares
            ------------                         -------------
         February 22, 2000                       100,000 shares
         February 22, 2001                       100,000 shares
         March 22, 2001                            8,333 shares
         April 22, 2001                            8,333 shares
         May 22, 2001                              8,333 shares
         June 22, 2001                             8,333 shares
         July 22, 2001                             8,333 shares
         August 22, 2001                           8,333 shares
         September 22, 2001                        8,333 shares
         October 22, 2001                          8,333 shares
         November 22, 2001                         8,334 shares
         December 22, 2001                         8,334 shares
         January 22, 2002                          8,334 shares
         February 22, 2002                         8,334 shares
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3.        Term of Option.

          A. The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period (February 22, 2010), unless it is terminated at an earlier date pursuant to the provisions of this Agreement.

          B. The Option shall automatically terminate upon the happening of the first of the following events:

              1. The expiration of the 90 day period after the Grantee ceases to serve on the Board, if the termination is for any reason other than disability (as defined in the Company's Amended and Restated 1997 Equity Compensation Plan (the "Plan"), death or cause (as defined in the Plan); or

              2. The expiration of the one year period after the Grantee ceases to serve on the Board, on account of the Grantee's disability (as defined in the Plan) or death.

          Notwithstanding the foregoing, in no event may the Option be exercised after the date that is ten years from the Date of Grant. Any portion of the Option that is not vested at the time the Grantee ceases to serve on the Board, shall immediately terminate.

4.        Exercise Procedures.

          A. Subject to the vesting provision of Paragraph 2 above, the Grantee may exercise part or all of the vested Option by giving the Committee written notice of intent to exercise in the manner provided in Paragraph B below, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering Shares of the Company which shall be valued at their fair market value on the date of delivery, (iii) by such other method as the committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by any combination of the foregoing. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

          B. The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee's death) represent that the Grantee is purchasing Shares for the Grantee's own account and not with a view to use for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.


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               1. Change of Control. The provisions of the Plan applicable to a
          Change of Control shall apply to the Option, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

               2. Stockholder's Agreement. As a condition of receiving this Option, the Grantee hereby agrees that, if requested by the Company, the Grantee (or other person exercising the Option after the Grantee's death) will execute a stockholder's agreement, on such terms as may be approved by the Company, with respect to all shares issued upon the exercise of the Option.

               3. Restrictions on Exercise. Only the Grantee may exercise the Option during the Grantee's lifetime. After the Grantee's death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

               4. Grant Subject to Plan Provisions. This grant is not made pursuant to the Plan, however the terms of the Plan are incorporated herein by reference. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

               5. No Employment Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee's service at any time. The right of the Company to terminate at will the Grantee's service at any time for any reason is specifically reserved.

               6. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee's rights in the event of the Grantee's death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

               7. Assignment and Transfers. The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries and affiliates. This Agreement may be assigned by the Company without the Grantee's consent. Notwithstanding the foregoing, if the Grantee serves as the representative or



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          designee of a stockholder of the Company which has the right, either pursuant to contract or the Company's Certificate of Incorporation, to specifically designate or elect a director, then the Grantee may assign his rights and interests under this Agreement to such stockholder.

               8. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and determined in accordance with the laws of the State of Delaware.

               9. Notice. Any notice to the Company provided for in this Instrument shall be addressed to the Company in care of the President at 1009 Commerce Park Drive, Oak Ridge, Tennessee 37830, and any notice to the Grantee shall be addressed to such address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

                  IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

                                       INTERNET PICTURES CORPORATION

                                       By:  /s/ James M. Phillips
                                       Accepted:  /s/ Laban P. Jackson, Jr.






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